Exhibit 99.1

Metromedia International Group Inc. Announces Completion of the Redemption of its Senior Notes and Provides Update on Filing of its 2004 Form 10-K and 2005 Form 10-Q's with the SEC

    CHARLOTTE, N.C.--(BUSINESS WIRE)--Aug. 8, 2005--Metromedia International Group, Inc. (the "Company") (PINK SHEETS: MTRM) - Common Stock and (PINK SHEETS: MTRMP) - Preferred Stock, the owner of interests in communications and media businesses in the country of Georgia, announced today that the redemption of all of the Company's outstanding $152.0 million 10 1/2% Senior Notes due 2007 (the "Senior Notes") has now been completed. The aggregate redemption price of the Senior Notes, including accrued interest, was approximately $157.7 million.
    The Company also announced that it has not yet completed restatement activities that the Company undertook as previously disclosed on June 3, 2005 in connection with issuance of its 2004 financial statements. As part of the restatement undertaking, the Company has since identified additional accounting errors that occurred in previously reported audited financial statements that the Company intends to correct as part of the current restatement process. These include, but are not limited to, the Company's conclusion that certain legal entities should have been accounted for following the equity method of accounting as opposed to the consolidation method of accounting. These legal entities are in addition to Telcell Wireless LLC, which was previously disclosed. At present, the Company contemplates that it will file its 2004 Form 10-K with the SEC before the end of August 2005 and file its first quarter and second quarter 2005 quarterly reports on Form 10-Q shortly thereafter.

    About Metromedia International Group

    Through its wholly owned subsidiaries, the Company owns interests in communications and media businesses in the country of Georgia. The Company's core businesses includes Magticom, Ltd., the leading mobile telephony operator in Tbilisi, Georgia, and Telecom Georgia, a well-positioned Georgian long distance telephony operator.
    This news release contains certain forward-looking statements that involve risks and uncertainties, including in particular those regarding the timing of completing its ongoing restatement activities and filing with the SEC its 2004 Form 10-K and first and second quarter2005 Form 10-Q's. Various other factors beyond the Company's control could cause or contribute to such risks and uncertainties. This also includes such factors as are described from time to time in the SEC reports filed by the Company, including the Current Annual Report on Form 10-K for the year ended December 31, 2003, the Company's Form 10-Q for the fiscal quarters ended March 31, 2004, June 30, 2004 and September 30, 2004 and its most recently filed Form 8-K reports (dated October 19, 2004, November 4, 2004, November 16, 2004, November 22, 2004 and December 9, 2004, January 6, 2005, February 9, 2005, February 17, 2005, March 9, 2005, March 23, 2005, April 19,
2005, April 20, 2005, June 7, 2005, June 17, 2005, July 12, 2005, July
18, 2005, July 25, 2005, July 28, 2005 and August 3, 2005). The
Company is not under, and expressly disclaims any, obligation to update the information in this news release for any future events.

    CONTACT: Metromedia International Group, Inc.
             Ernie Pyle, 704-321-7380
             investorrelations@mmgroup.com